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Exhibit 10.28

AVAIL MEDICAL PRODUCTS, INC. & KINETIC CONCEPTS, INC.
AMENDED AND RESTATED
MANUFACTURING AGREEMENT

        This Amended and Restated Manufacturing Agreement (this "Agreement") is made and entered into as of the 18th day of December, 2002, by and between Kinetic Concepts, Inc., a Texas corporation having an address of 8023 Vantage Drive, San Antonio, TX 78230 ("KCI") and Avail Medical Products, Inc., a Delaware corporation with principal offices at 201 Main Street, Suite 1660, Fort Worth, Texas 76102 ("Avail"). It is understood that this Agreement will inure to the benefit of all subsidiaries and affiliates of KCI, as well as KCI (collectively, the "KCI Affiliates") and will be effective as of October 1, 2002 (the "Effective Date").

W I T N E S S E T H

        WHEREAS, the KCI Affiliates wish to purchase high quality V.A.C. disposables and related items from Avail while obtaining significant price breaks, and Avail wishes to manufacture and sell such products to KCI in accordance with the terms of this Agreement; and

        WHEREAS, KCI and Avail entered into a Manufacturing Agreement on September 21, 1999 and now wish to amend and restate that Agreement;

        WHEREAS, KCI and Avail each recognize new circumstances in terms of opportunity and need relating to the subject of that September 21, 1999 agreement between the Parties, and intend to extend the material benefits of that agreement beyond its original term;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed by and between KCI and Avail (collectively, the "Parties"), for the mutual benefit of Avail and the KCI Affiliates, as follows:

        1.    Definitions.    It is understood that words and phrases set out in quotation marks in this Agreement (often within parentheses) constitute defined terms. Absent a very clear expression otherwise, the definitions of defined terms of this Agreement shall be consistent for all purposes of this Agreement, irrespective of whether inconsistent definitions are given for the same or similar terms in other documents. The term "includes" (and conjugates thereof) shall always be understood to mean "includes, without limitation," (or the like) unless expressly stated otherwise herein.

        2.    Products.    The term "Products" in this Agreement shall mean all sterile disposable products for use with vacuum assisted wound closure therapy currently being marketed by KCI or under current development by KCI in cooperation with Avail. The current Products are listed on Exhibit "A". The Products shall not include any new products that are substantially different from the current Products (i) in terms of materials or manufacturing processes used or (ii) because they assist in the delivery of vacuum assisted therapy together with other different therapies. Upon agreement between the Parties, other products will be added to Exhibit "A" (together with any pricing or other information that may be necessary) and shall become Products upon the mutual agreement of the Parties. Even without amending Exhibit "A", in the event Avail undertakes manufacture of other products for KCI, such other products shall be presumed to be treated as Products under this Agreement, although they shall not be treated as Exclusive Products unless such treatment is expressly agreed by KCI.

        3.    Exclusivity Period.    The Parties acknowledge that this Agreement provides for certain exclusivity between certain Parties throughout the Exclusivity Period. The "Exclusivity Period" shall be the period of time commencing as of the Effective Date set forth herein and, unless this Agreement is sooner terminated or converted with cause, ceasing [***] thereafter. The Exclusivity Period shall be extended each time the term of this Agreement is extended in accordance with Section 20. In the event this Agreement is terminated or converted to a non-exclusive agreement for cause during the

Exclusivity Period, then the Exclusivity Period shall immediately cease as of such termination or conversion.

        4.    Exclusivity Terms.    Absent a contrary agreement, [***] shall be deemed "Exclusive Products", provided, however, in the event KCI develops products which (i) are substantially different from the current Products in terms of materials or manufacturing processes used, or (ii) deliver [***] together with other different therapies, such KCI products shall not be Exclusive Products without express agreement by KCI to that effect. In the spirit of goodwill and co-operation contemplated by this Agreement, KCI agrees to disclose to Avail such products and the manufacturing plans for them prior to marketing launch of such products. Throughout the Exclusivity Period and thereafter for a period of thirty-six months, Avail agrees to not manufacture or sell any products or components that are either adapted for, or reasonably likely to be used in, vacuum assisted wound closure therapy ("Similar Products") to or for any customer other than the KCI Affiliates. Moreover, Avail agrees that each of its managerial, supervisory, development or engineering employees involved in the manufacture of Products will execute an agreement not to be involved in the production or distribution of Similar Products during the Exclusivity Period and for a period of thirty-six months thereafter unless this agreement is terminated by Avail as a result of an Event of Default or this Agreement is terminated by KCI without cause in which case such period shall be twelve months.. Throughout the Exclusivity Period, KCI likewise agrees to purchase all of its quantities of Exclusive Products for domestic sale (i.e., within the continental United States) from Avail. Notwithstanding the preceding, KCI International, Inc., together with its wholly- or partially-owned subsidiaries, divisions and the like, (collectively, "KCII") shall have the right to manufacture and commercialize the Products, and to contract with third parties to manufacture and commercialize the Products, independent of Avail; provided, however, in the event that Avail has established a fulfillment center in Europe capable of meeting the international demand for KCI's VAC disposables by June 30, 2003, KCI agrees to purchase all of its quantities of Exclusive Products for domestic and international sale from Avail, for the term of the Agreement. The foregoing notwithstanding, KCI shall retain the right to manufacture Products in an amount not to exceed one (1%) percent of its annual needs which shall be used for product or process development purposes; provided, however, that KCI agrees that the Products that are manufactured by them for these purposes may only be distributed by Avail consistent with the terms of this Agreement, at a transfer price which will be negotiated by the parties in good faith.

        5.    Purchase and Sale.    The KCI Affiliates agree to purchase, from Avail, Products in quantities to be specified by the KCI Affiliates. Avail agrees to sell Products to KCI Affiliates, agrees to drop-ship such sold Products to the designated customers of the KCI Affiliates in such manner as may be requested by the KCI Affiliates or their customers, and agrees to thereafter promptly notify the KCI Affiliates with confirmation that such Products have been properly shipped by Avail to the corresponding customer in the manner requested.

        6.    Order Processing.    Although the mechanics of purchase and sale under this Agreement may change by mutual consent over time, it is initially agreed that: (i) KCI Affiliates shall provide Avail with 12-month forecasts of its expected requirements (i.e., expected quantities needed) for the Products in order to enable Avail to forecast production requirements, and KCI shall update such forecasts upon Avail's request (expected to be requested on a quarterly basis); (ii) orders (or "pick release") for product shipment ("Sales Orders") shall be initiated by or under the direction of the KCI Affiliates by means of a computerized system that will be networked between Avail and one or more of the KCI Affiliates; (iii) upon initiation of a Sales Order within the networked system, Avail shall thereupon ship the ordered Products as instructed; (iv) promptly upon shipment of the ordered Products, Avail shall confirm such shipment by means of entering a ship confirmation in the networked system; and (v) Avail shall periodically invoice the respective KCI Affiliates for payment of the agreed price for all Products shipped in a given billing period.

        7.    Stock Levels.    Avail agrees to maintain an adequate supply (based on purchase orders, forecasts and then-current historical information) of all Products (finished goods ready for immediate shipment) at all times. The Parties will also work together in good faith to determine other measures for maintaining appropriate stock levels based on historical information and marketing projections. Avail will maintain adequate inventory levels on all Products for immediate shipment of reasonably forecasted quantities, with a reasonable added safety stock. For USA stocks, the 3-5-7 Week Stock Replenishment Rules currently in place constitute adequate stock. The parties agree that following an initial stocking level of 8 weeks of usage, similar replenishment rules will be developed and implemented for KCII stock, adjusted from the USA rules to allow for transportation time.

        8.    Shipment.    Upon receipt of a Sales Order pursuant to a blanket purchase order under this Agreement, Avail agrees to timely drop ship all the Products so ordered to the site(s) designated in the Sales Order, in the manner indicated in the Sales Order or (if not so indicated) in such other manner as may be customary between the Parties. For shipments within the USA, the term "Same-Day Deadline" shall mean three o'clock p.m., Pacific Standard Time, or such other reasonable deadline time as may be agreed in writing between the Parties. All Products for which a Sales Order is entered into the networked system and received by Avail prior to the Same-Day Deadline on any given business day shall be shipped that same day by Avail, in the manner required. If, on the other hand, a Sales Order is not entered into the networked system until after the Same-Day Deadline on any given business day, Avail shall not be required to ship the corresponding Products until the next business day. Avail shall not confirm shipment of any Products until shipment has actually occurred. Terms of shipment for KCII shipments will be agreed to by both parties prior to initiating shipments from the European fulfillment center. Each shipment confirmation shall contain or refer to such information as may be required and as may be appropriate for such confirmation to meet the needs of the KCI Affiliates. A KCI Affiliate shall be responsible for freight expenses for Products sent out-bound from Avail to KCI customers pursuant to a Sales Order. In the event the terms of a purchase order or sales order are not in accordance with any provisions of this Agreement and Avail has not so notified the respective KCI Affiliate of the nonconformance by the Same-Day Deadline on the next business day following Avail's receipt of such an order, then the terms of such order shall be deemed accepted by Avail. Avail shall do all things reasonably required to facilitate processing of purchase orders, shipments, invoices and confirmations in such manner as may be requested by the KCI Affiliate which submits a Sales Order. KCI has the responsibility to pay any local taxes, including VAT in Europe, on the Products it purchases from Avail when such taxes relate to the transfer of title for the Products.

        9.    Delivery; Remedies.    Consistent and predictable on-time delivery of the products by Avail to KCI's customers and affiliates is of fundamental importance to this Agreement. The parties have and will continue to establish mechanisms to provide for minimum levels of finished goods inventory for the Products to be held by Avail both in the United States, Europe and other locations as may become necessary from time to time. It is the expectation of the parties that on-time delivery performance by Avail will continue at the same level as has been experienced in the past. The methods of assuring continued levels of service will include the following:

  a.
  Minimum levels of inventory maintained at locations as agreed by the parties;

  b.
  Prior notice of any future product shortages which occur because of problems in the supply chain, quality of incoming raw materials, and changes to product specifications within seventy-two (72) hours of identifying an issue which in its judgment is likely to lead to a product shortage, regardless of when that product shortage is likely to occur, Avail will notify KCI.

        The methods by which acceptable levels of service will be measured and by which corrective action may be implemented to improve deficiencies are as follows:

  a.
  Avail's historical service levels shall serve as a baseline for measurement, as reported. The Parties will agree on a "Shipping Performance Report" and an "Inventory Level Report", similar to current reports on these activities, to be published monthly by Avail and agreed to by KCI. A rolling six-month average of performance levels published in the Shipping Performance Report and the Inventory Level Report will be used as the basis against which changes from historical service levels will be determined.

  b.
  Should circumstances arise where KCI believes that there has been a non-temporary change in Avail's ability to continue to meet its historical service levels, KCI may request a meeting to discuss its concerns and if it is not satisfied that the issues are of a non-temporary or correctable nature may provide notice of ninety (90) day cure period as set forth above.

        The provisions of this Agreement regarding the time within which Avail must deliver the Products are of the essence. If a Sales Order is within forecasted quantities and Avail fails to timely ship the ordered Products within [***] of the time required herein for shipping, then KCI shall receive a [***] discount on price for such Product. KCI shall also receive [***] discount for [***] the Product is late being shipped, although such discounts shall not exceed an aggregate maximum discount of ten percent. The terms and conditions set forth in this section are in addition to and not in lieu of all rights and remedies otherwise provided by law. Notwithstanding the above, shipments from Avail's European distribution center will be exempted from the above standards and remedies through December 31, 2003 so as to allow the parties to develop historical fulfillment patterns. Avail will use commercially reasonable best efforts to fulfill all KCII orders on a timely basis during this initial period.

        10.    Pricing.    All Products will be sold by Avail to KCI at the prices listed in Exhibit "A" (and permitted modifications thereof). [***] For a period of one (1) year after any termination of this Agreement, Avail shall supply Products to KCI at the pricing in effect as of termination, subject to changes permitted above. Thereafter, the pricing will be subject to change, to the extent encouraged and permitted in this Agreement. The pricing for any products added to Exhibit "A" after the Effective Date shall be negotiated in good faith by the parties, based upon commercially reasonable markups of the cost of purchased components, raw material and labor. The parties agree that KCI may reopen the price negotiations if a product competitive to any Product is introduced by a KCI competitor.

        11.    Price Reductions.    At least annually, pricing of Products will be reviewed for opportunities to reduce prices resulting from changes to design, materials, manufacturing processes, production volumes, and market conditions. The pricing review will be mutually undertaken in accordance with Section 21 of this Agreement. Also, with the exception of the Freedom Canister, [***]. Upon conclusion of this analysis [***]. Based upon Avail's current estimate and the 2003 forecast, KCI's share of the annual savings under this proposal would be $[***]—$[***]. KCI and Avail agree together that, after execution of this Agreement, they will pursue the available options for manufacture in a low labor cost environment in a manner that is diligent and respects the interests of both parties.

        12.    Logistics.    As the exclusive worldwide supplier of VAC disposables, Avail will promptly undertake to establish a product fulfillment capability in Europe. Product pricing for Europe will include this service. Consistent with the U.S. model, KCI will be responsible for freight costs from the fulfillment center to the end user (KCI's customer). KCI agrees that the process leading to the manufacturing of all Products by Avail can be concluded no later than June 30, 2003. Avail's facility in Santa Ana, California will be the primary site of manufacture for VAC disposable products initially. It is part of Avail's current business plan to establish a new manufacturing facility in Europe which will support KCI Europe. Avail will also initiate development of a disaster recovery plan (the "Plan") which will provide for dual sourcing for molded parts, sub- and final assembly and all Quality Assurance functions within another Avail facility. Development of the Plan, which will in part be dependent upon a survey of tooling and the supply chain in Europe, will commence within forty-five (45) days of execution of this Agreement and will be complete within ninety (90) days of the execution of this Agreement. Preparation of the Plan is expected to be simultaneous with changes in Avail's UK manufacturing base operations and/or development of a new or additional manufacturing site within Avail.

        13.    Other Consideration.    [***]

        14.    Payment.    KCI (or its appropriate Affiliate) shall pay the purchase price for the Avail Products within thirty (30) days of the date of invoice. For shipments within the U.S., invoices shall be delivered promptly to Kinetic Concepts, Inc., 4958 Stout Drive, San Antonio, Texas 78219 or to such other address as may be designated by KCI. Invoicing and payment methods for KCI will be agreed to by both parties prior to initiating shipments from the European fulfillment center.

        15.    Product Quality.    Each Product shipped by Avail will meet the specifications reflected in the device master record that corresponds to the part number for that Product as of the date on which the Product is manufactured. The Products and their specifications may be expanded or otherwise modified in writing upon mutual agreement of the Parties. Avail shall provide customary product warranties as may be reasonably agreed between the parties. Avail shall manufacture the Products so as to meet such specifications and shall include in each Product's labeling all warnings and instructions specified by KCI. Any changes that affect the performance of any Products shall not be made without advance written consent of KCI. In the event that changes are required to correct defects in the Products, to enhance the safety or the Products, or to otherwise improve the quality of the Products, Avail shall provide KCI with notice of the same promptly upon Avail's recognition of the need for the same, and the Parties shall mutually agree to any such changes and the appropriate validation for such changes. All specification changes, including changes in quality control and manufacturing processes, shall be validated and documented by Avail. No non-conforming Products will be released to KCI Affiliates, or their customers, without the prior written approval of KCI. Product specifications, which shall be documented in the device master record, shall not be changed by Avail absent express authorization from KCI.

        The parties will work together to develop a Quality Plan or Plans applicable to the Products outlining the responsibilities and expectations of the parties regarding Quality and Service Performance Levels for the products. Such quality plans, which may be amended by the parties from time to time, shall be consistent with the requirements of the Quality System Regulations and European Medical Device Directives, and shall be of a form and complexity consistent with customary industry standards. The Quality Plan or Plans shall be considered integral to this Agreement and the responsibilities of each party under this Agreement with respect to quality concerns.

        The basis for Quality Levels for all of the products shall be the Quality confidence level established through the FMEA, completed in the design and process verification and validation activities for each of the products. It is expected that the products, given their complexity and regulatory classification status, will have applicable to each of them a 95% confidence level that they are free of defects in workmanship and material. Such confidence levels shall be effected specifically by the activities and responsibilities identified in paragraph 23 of this Agreement.

        It is the expectation of the parties entering this Agreement that the Quality and Service levels to be provided by Avail going forward shall be consistent with those provided by Avail in the past. The Parties will agree upon a "Quality Performance Report", similar to current quality reports, to be published monthly by Avail and in a format acceptable to KCI. A rolling six-month average of performance levels published in the Quality Performance Report will be used as the basis for measuring changes in Avail's historic quality performance levels. The parties will cooperate fully in amending and updating performance levels and expectations to assure that KCI and the products continue to meet and exceed the customary Quality and Service expectations of the market. Should complaints or other forms of negative quality events occur at a level or frequency that causes concern to KCI and are inconsistent with or different from the historical performance levels of Avail, KCI may request an inspection and meeting as contemplated in Section 17 of this Agreement. It will then be the right of KCI to examine all manufacturing and quality related documentation to assure that Avail is consistently following the procedures established during the verification and validation processes to meet product quality expectations. To the degree that Avail is failing to materially conduct such activities as set out above, KCI may provide notice to Avail of such facts and provide for the ninety (90) day cure period as contemplated elsewhere in this Agreement.

        16.    Packaging and Labeling.    Avail shall apply logos and shall label and package the Products in accordance with KCI specifications. Avail shall be responsible for manufacturing the Products in accordance with KCI specifications. Avail will ship all Products under KCI's name. KCI shall notify Avail of any known damage to the Products within five (5) business days of KCI's actual knowledge of such damage, and Avail shall provide replacements for damaged Products if damage is caused by failure to meet KCI specifications. Absent contrary written instruction by KCI, the labeling for any and all Products made by Avail for KCI Affiliates (i) shall bear such trademarks, logos and source identifiers as may be instructed by KCI ("KCI Trademarks"); (ii) shall bear such notices as may be required by KCI or applicable laws and regulations; (iii) shall bear the designation "MADE FOR KINETIC CONCEPTS, INC, SAN ANTONIO, TX"; and (iv) shall not reference Avail. Nothing herein, nor any performance hereunder, shall be construed as a license for Avail to use the KCI Trademarks in any manner not expressly stated herein or in written instructions provided by KCI.

        17.    Inspection.    Upon one week written notice, KCI shall have the right to inspect all facilities used to manufacture the Products by or for Avail and to inspect all documents and records relating to the manufacture and shipment of the Products. Either party may request a discussion with the other party concerning any quality control procedures or concerns relating to the Products. The Parties shall implement any reasonable comments and recommendations that are mutually agreed upon.

        18.    Returns.    KCI and Avail agree to cooperate in good faith to establish adequate procedures for processing and evaluating returns in a mutually beneficial manner. Avail agrees to incur all freight and return expenses for Products returned due to failure to conform with the terms of this Agreement, the Product specifications or any KCI purchase order.

        19.    Excessive Returns.    Customer returns related to failure to meet specifications are considered a quality issue for the purposes of this Agreement and will therefore be managed consistent with Sections 15 and 23 of this Agreement

        20.    Term and Termination or Conversion.    The term of this Agreement shall commence on the Effective Date (set out above), and is effective for a period of thirty-six months thereafter (the "Initial Term"). [***] Either Party may terminate this Agreement, without cause, upon providing twenty-four months written notice effective as of the next anniversary of the Effective Date following transmittal of such notice to the other Party (a "Voluntary Notice of Termination"). In addition, KCI may terminate or convert this Agreement to a non-exclusive agreement at its sole option, in the event that Avail: (i) materially breaches this Agreement, (ii) seeks protection from its creditors under the Bankruptcy or Insolvency Laws of the Federal Government or any State or becomes involuntarily subject to the jurisdiction of a U.S. Bankruptcy Court or the Court of any State under the Bankruptcy or Insolvency Laws of the Federal Government or any State; (iii) fails in a material way to manufacture Products in accordance with the Quality Systems Regulations of the Food and Drug Administration and in accordance with any and all applicable international regulations or standards and fails to cure or remedy such situation within ninety (90) days unless the US FDA, or similar foreign counterpart, require action that takes longer than ninety (90) days to execute, in which case Avail shall have the time necessary to comply with such regulations or standards; (iv) failure to achieve fulfillment capabilities in Europe by June 30, 2003; (v) manufacture and or distribution of any Product involved in a Class I "recall" subject to the conditions specified in sections 15 and 23 and as defined in the regulations promulgated by the Food and Drug Administration (an "Event of Default") and (vi) failure to meet Product shipping or inventory level standards in accordance with Section 9, or Product quality standards in accordance with Section 15. In addition, Avail may terminate this Agreement in the event that KCI (i) materially breaches this Agreement or (ii) seeks protection from its creditors under the Bankruptcy or Insolvency Laws of the Federal Government or any State or becomes involuntarily subject to the jurisdiction of a U.S. Bankruptcy Court or the Court of any State under the Bankruptcy or Insolvency Laws of the Federal Government or any State. Each of the items with respect to Avail in (i) through (vi) above and with respect to KCI in (i) and (ii) above shall be called an "Event of Default". Either Party may elect to convert or terminate this Agreement if the other Party is not able to cure an Event of Default within thirty (30) days of written notice of such an Event of Default. In the event of termination or conversion of this Agreement, Avail shall supply Products to KCI at the pricing in effect as of conversion or termination for a period of one (1) year after any conversion or termination of this Agreement (subject to price changes permitted in this Agreement), and Avail shall make available to KCI a list of vendors who supply Product components, and to do such things, as may be reasonably requested by KCI to enable KCI to manufacture the Products in the same manner as previously manufactured by Avail. For purposes of this Agreement, the terms "conversion" and "convert" shall mean the conversion of this Agreement to a non-exclusive agreement. In the event of termination, KCI agrees to purchase from Avail all finished Product produced, acquired or committed in accordance with outstanding purchase orders and forecasts, and raw materials in an amount required to produce Products for an additional 60 days at cost plus a 10% handling fee.

        21.    Cooperation.    The parties to this Agreement understand that the purposes of this Agreement and the underlying relationship are to provide certainty of supply and reduce Product cost to assure that the VAC products maintain economic viability in a changing market, while ensuring continued high standards of quality and service. The success of the relationship toward these ends will depend upon close cooperation between the parties regarding market demand and design enhancements. The parties anticipate that cooperation and opportunism will yield price improvements on an on-going basis. The Parties will split cost reductions arising from this cooperation on a 50/50 basis with the following exceptions: i) any price reduction obtained on P/N M3248406 (Drape) will be passed in full to KCI; and ii) any cost reduction requiring capital expenditure of over $[***] will be retained by the party making the capital expenditure, with KCI having the first right to do so. Election by KCI of its first right under this provision must occur within 30 days of such capital equipment purchase opportunity being defined by a project cost and benefit analysis or the right to purchase such capital equipment, with all included benefits, will become Avail's. The parties will work together in good faith to agree upon such other terms and conditions as may be appropriate to achieve each of these purposes and objectives. The Parties expect and understand that such cooperation shall entail conferences among the principal representatives of the Parties at least semiannually. As part of the ongoing cooperation of the parties, KCI shall retain the right to approve all suppliers of material to Avail for use in Products and no change of any current supplier, including [***], shall occur without KCI's approval, which shall not be unreasonably withheld.

        KCI represents and warrants that it has no knowledge of any fact, set of facts or circumstances, which have or could result in a default by Avail pursuant to this Agreement. The parties hereto agree that if any fact, set of facts or circumstances which existed as of the date of this Agreement related to the regulation of the Products and which would otherwise have resulted in a default under this Agreement become known subsequent to the date of this Agreement that such fact, set of facts of circumstances shall not be deemed to be a default pursuant to the terms of this Agreement and the parties shall in good faith work to resolve these items.

        22.    Risk of Loss; Transfer of Title.    Risk of loss and title for any ordered Products shall pass from Avail to KCI upon Avail's delivery of such items pursuant to the terms of the order.

        23.    Warranty.    Avail warrants to KCI that the Products shall be manufactured and packaged in accordance with the specifications in KCI's master device record for the Products and otherwise agreed by the Parties and that the Products and related packaging shall be of consistent good quality, free from defects in materials and workmanship. Avail further warrants that all customer-supplied documentation shall be promptly filed in Avail's master device record for each Product. This warranty does not apply to damage caused by unreasonable neglect, destruction, improper use and improper care. Avail warrants that all Products distributed in the U.S. shall be manufactured in accordance with the Quality Systems Regulations ("QSR") of the U.S. Food and Drug Administration (hereinafter "FDA"), or any new or revised standards imposed by that agency, in a facility that is registered with the FDA. Avail warrants that all Products distributed in a country other than the U.S. shall be manufactured and distributed in accordance with all laws, rules and regulations which are applicable to the manufacture or distribution of the Products in that locale and that such Products shall be manufactured in a facility which is operated in accordance with all laws, rules and regulations applicable to a facility utilized to manufacture such Products in that locale. Avail warrants that the articles comprising each shipment or other delivery hereafter made by Avail to, or to the order of, KCI's Affiliates or their respective customers, as of the date of such shipment or delivery, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (the "Act"), or any other applicable law, rule or regulation (including applicable foreign laws, rules and regulations). Avail shall cooperate with KCI to aid KCI in communicating with or otherwise contacting each customer with respect to the safety or efficacy of the Products as requested by KCI or required by the FDA or any other governmental entity with appropriate jurisdiction. Each of the Parties shall report to the other any problems relating to the safety or efficacy of the Products as soon as possible after learning of the existence of such problems. Avail shall abide by all regulations of the FDA applicable to manufacturers of medical devices, including QSR paragraph 820.198 regarding complaint handling and all applicable laws and regulations of foreign countries in which it manufactures or distributes Products. KCI shall be responsible for compliance with QSR paragraph 820.198 regarding complaint handling.

        The design specifications, master records and technical files, as well as all performance and suitability claims for each of the products are the responsibility of KCI. Avail's responsibility is to accurately convert the aforesaid data into the documents and processes needed to produce the Products. Any failure of the products to meet regulatory requirements or to be consistently manufacturable based upon the design specifications, master records and technical files is the sole responsibility of KCI. Any recall of any product that is a consequence of an error in any design specifications, master record, technical file produced by KCI is the responsibility of KCI. Obtaining and maintaining all applicable regulatory approvals and continued compliance for all products in all jurisdictions served by KCI or any of its affiliates shall be the responsibly of KCI. KCI shall indemnify and hold Avail harmless from any cost or expense directly related to i) an error in any design specification, master record, technical file or ii) a breach of this agreement. Avail shall indemnify and hold KCI harmless from any cost or expense directly related to i) a breach of a warranty set forth in, or provided for, in this agreement, and ii) any breach of this Agreement.

        24.    Force Majeure.    In the event any delay in performance by either party is due to any cause arising from or attributable to acts, events, omissions, accidents or Acts of God, beyond the reasonable control of the party (including but not limited to strikes, lock-outs, civil commotion, riots, war, fire, explosion, storm, flood or earthquakes), the party so delayed or prevented shall be under no liability for loss or injury suffered by the other party thereby. In the event that Avail is prevented from meeting the delivery schedule provided by KCI because of a delay caused by any of such acts, Avail shall give KCI written notification of any material or indefinite delay due to such causes. In such an event, KCI may not exercise the remedy set forth in Section 9 hereof, but shall (a) instruct Avail that the sales orders affected by such delay are either (i) affirmed, and the time for performance is extended for as many days as such causes affect deliveries, or (ii) terminated and (b) have the right to access Product from sources other than Avail with respect to those sales orders.

        25.    Insurance.    Each party shall carry and continue in force a policy of broad form Products liability insurance for the Products sold hereunder with limits of not less than $[***] per occurrence and $[***] in the aggregate. All such policies shall provide that each party shall receive written notice from the insurer thirty (30) days prior to any cancellation or change in coverage of the policy of the other party. Each party shall provide the other with appropriate certificates of insurance evidencing such coverage.

        26.    Compliance with Law and ISO Standards.    Avail agrees to comply at all times with all U.S. and foreign federal, state, and local laws, rules, and regulations relating to the Products during the period of this Agreement. Avail further agrees to comply with standards imposed by the International Standards Organization and related product development process requirements adopted by KCI. Avail shall tender any documents required by KCI with respect to ISO certification and/or compliance with laws, regulations and the like.

        27.    Power and Authority.    Each of the Parties represents and warrants to the other that: (a) it is a legal entity duly formed and validly existing under applicable law; (b) it has full right, power and authority to enter into and perform its respective obligations under this Agreement; (c) this Agreement, and its performance hereunder, does not conflict with any outstanding contract, commitment, or arrangement to which it is a party or is bound; and (d) this Agreement constitutes a legal, valid and binding obligation of such Party.

        28.    No Liens.    Avail represents, warrants, and covenants that the Products shall be free and clear of all liens and encumbrances of any kind (collectively, "Liens") at the time of delivery of the Products to the KCI Affiliate or its customer, whichever occurs first.

        29.    Indemnity.    Avail shall defend, indemnify and hold harmless each of the KCI Affiliates and their respective directors, officers, shareholders, customers, employees, and agents, and their respective successors and assigns, from and against any and all losses, damages, costs and expenses (including attorney fees) arising out of any and all claims related to any of the following: (i) the failure of Products to meet specifications, (ii) claims that relate to actual or alleged Liens, (iii) a breach of this Agreement and (iv) Avail's actual or alleged willful acts or omissions, or gross negligence ("Avail Fault"). Except in the event and to the extent caused by Avail Fault, and except in the event and to the extent the Products fail to meet specifications set forth herein, as a result of a breach of this Agreement by Avail, the KCI Affiliates shall defend, indemnify and hold harmless Avail, its directors, officers, shareholders, customers, employees and agents, and its successors and assigns, from and against any and all losses, damages, costs and expenses (including attorneys' fees) arising out of claims based upon the following, (i) any use, distribution or sale of the Products by any third party resulting in an infringement, or alleged infringement of any copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure right or other statutory or common law right of any person or entity (ii) the failure of the Products design to comply with applicable laws or regulations, including without limitation, those promulgated by the FDA, (iii) any error in any design specification, master record, or technical file, (iv) any Products liability or other related claims not related to the manufacture of the Products, and (v) a material breach of this Agreement. Except with respect to the matters set forth in this Section 29, in no event shall either party be liable for any indirect, special, incidental or consequential damages (including, without limitation, loss of profits, loss of goodwill, interruption of business or other economic loss) whether such damages are alleged as a result of tortuous conduct or breach of contract or otherwise even if the other Party has been advised of the possibility of such damages. Each of the Parties shall also indemnify, defend and hold harmless the other Party and their respective directors, officers, shareholders, customers, employees, and agents, and their respective successors and assigns, from and against any and all losses, damages, costs and expenses (including attorney fees) arising out of any and all claims related to breach of any warranty, representation or covenant of this Agreement.

        30.    No Infringement.    KCI represents, warrants and covenants to Avail that the Products do not infringe upon or otherwise violate any valid copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure right, or other statutory or common law right of any person or entity.

        31.    Assumption of Obligations and Liabilities.    The KCI Affiliates do not assume any obligations or liabilities of Avail.

        32.    Assignment.    This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and such KCI Affiliates as may order Products hereunder, and their respective permitted successors and assigns. No assignment or transfer by either party hereto of its rights and obligations hereunder shall be valid except on prior written consent (which shall not be unreasonably withheld or delayed) of the other party. At KCI's option, in the event of an attempted assignment by Avail to any third party which KCI considers to be a competitor of any KCI Affiliate, KCI may withhold such consent at KCI's sole discretion.

        33.    Waiver.    The failure of any party to this Agreement at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce such provision. No waiver by any party to this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

        34.    Notices.    All notices permitted or required hereunder shall be deemed sent when deposited in the U.S. mail, registered or certified mail, addressed to the parties at each of the following addresses or such other address as a party may designate in writing:

If to KCI:	If to Avail:
Kinetic Concepts, Inc. Vantage Drive San Antonio, Texas 78230 Attention: Mike Burke Vice President, Manufacturing Re: V.A.C. Disposables	Avail Medical Products, Inc. Inc. 201 Main Street, Suite 1660 Ft. Worth, TX 76102 Attention: Randy Keene

        35.    Severability.    The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement as a whole or of any other term or provision hereof. In lieu of any such invalid or unenforceable term or provision, the parties hereto shall negotiate in good faith to replace the invalid clause or clauses with provisions having similar business purposes.

        36.    Entire Agreement.    The terms and conditions contained herein and in the attachments hereto constitute the entire agreement between the Parties and shall supersede all communications, representations, or agreements, either oral or written, between the Parties with respect to the subject matter hereof, including that certain Manufacturing Agreement dated September 21, 1999. No agreement or understanding varying the terms and conditions hereof shall be binding on either party hereto unless in writing and signed by duly authorized representatives of each party. Exhibit "A" is incorporated in this Agreement as though set forth herein in its entirety. The terms expressed in Exhibit "A" may be expanded or otherwise modified in writing upon mutual agreement signed by each of the parties to be bound. Any preprinted terms on preprinted purchase orders shall supplement the terms of this Agreement only to the extent such preprinted terms are consistent with the terms of this

Agreement. In the event any such preprinted terms are contradictory, the terms of this Agreement shall control (absent written agreement signed by each of the Parties).

        37.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions, except where a dispute only concerns manufacturing issues, in which case the applicable law shall be California law. The parties hereto hereby agree that the sole and exclusive place of personal jurisdiction and venue for resolution of any disputes arising hereunder or related hereto shall be the applicable federal courts located in San Antonio, Texas.

        If a dispute arises between the Parties relating to this Agreement, the Parties shall resolve the dispute using binding arbitration, which shall include, without limitation, the following steps:

  a)
  The aggrieved party shall provide the other party with a written request to arbitrate along with written notice of the dispute, which shall identify the nature of the dispute and its relevant facts;

  (b)
  The other party shall respond to the notice of the dispute within thirty (30) days after receipt and assert counterclaims, if any, against the aggrieved party;

  (c)
  The parties shall attempt to agree on the selection of an arbitrator;

  (d)
  If the parties cannot agree upon an arbitrator, one will be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association;

  (e)
  The costs associated with the selection of an arbitrator will be borne equally by both parties;

  (f)
  The decision of the arbitrator shall be final and binding;

  (g)
  The arbitrator may award reasonable attorney fees and costs; and

  (h)
  These procedures and this underlying agreement shall be governed by the common law of Texas without regard to its conflict of laws provisions.

        38.    Confidentiality.    Each party shall maintain in confidence any trade secrets or proprietary information disclosed to it by the other party or the other party's agents or representatives, including information disclosed prior to the execution of this Agreement. This information shall include, but not be limited to, Product information, trade secrets, customer lists and any other confidential business information pertaining to or in connection with the business of the parties. This provision shall survive the termination of this Agreement.

        All confidential information of any of the Avail Parties or the KCI Parties provided to an opposite Party in conjunction with this Agreement or under the Confidentiality Agreement, whether prior to or subsequent to the execution of this Agreement, will be considered to be information which is confidential and proprietary when (i) it pertains to identification of the customers of the providing Party or its Affiliates, or (ii) when it was provided prior to the execution of this Agreement and is subject to confidentiality obligations of the Confidentiality Agreement, or (iii) when the information is provided after the execution of this Agreement and is marked in writing as "CONFIDENTIAL". Such information will hereinafter be referred to as "Confidential and Proprietary Information," and will be held in confidence, and will not be disclosed to third parties or used for any purpose other than to fulfill the obligations of this Agreement without prior written consent of the providing Party. Confidential and Proprietary Information will not include information that:

  (a)
  is or becomes publicly available through no act or fault of the receiving Party;

  (b)
  is disclosed to the receiving Party by a third party having the right to disclose it;

  (c)
  is already known by the receiving Party as shown by its prior written records provided the receiving Party provides written notice to the providing Party thereof promptly after receiving the Confidential and Proprietary Information; or

  (d)
  is required by law to be disclosed.

        All obligations of confidentiality and non-disclosure set forth in this Agreement will survive for a period of three years following the expiration or termination of this Agreement.

        39.    Parties Benefited.    This Agreement will be binding and inure to the benefit of the Parties and the KCI Affiliates, and permitted successors and assigns. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party. This Agreement may not be assigned by a Party to a non-Party without the prior written consent of the other Parties.

        40.    No Agency.    Nothing contained in this Agreement will be deemed to place the Parties in a partnership, joint venture or agency relationship and no party will have the right or authority to obligate or bind any of the other parties in any manner.

        41.    Multiple Counterparts.    This Agreement may be executed by facsimile signature in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

        42.    Headings.    Paragraph headings have been used in this Agreement but shall not affect the meaning of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date first above written.

KINETIC CONCEPTS, INC.		AVAIL MEDICAL PRODUCTS, INC.
By:	/s/ Michael J. Burke	By:	/s/ J. Randall Keene
Name:	Michael J. Burke	Name:	J. Randall Keene
Title:	V.P. Mfg	Title:	President
Date:	12/18/02	Date:	12/18/02

(Signed Copy on File)

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  Exhibit 10.28
AVAIL MEDICAL PRODUCTS, INC. & KINETIC CONCEPTS, INC. AMENDED AND RESTATED MANUFACTURING AGREEMENT